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                                                                 EXHIBIT 23(a)

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Household International, Inc.

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 relating to the offering of Household International Netherlands B.V.'s Senior Notes and Warrants to Purchase Senior Notes, and the guarantee thereof by Household International, Inc. to be filed with the Securities and Exchange Commission on or about November 23, 1994, of our report dated February 1, 1994, included in Household International, Inc.'s Form 10-K for the year ended December 31, 1993, and to all references to our Firm included in this registration statement.

ARTHUR ANDERSEN LLP



Chicago, Illinois
November 23, 1994